UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2014

STATION CASINOS LLC

(Exact name of registrant as specified in its charter)

Nevada	000-54193	27-3312261
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1505 South Pavilion Center Drive, Las Vegas, Nevada 89135

(Address of principal executive offices)

Registrant’s telephone number, including area code: (702) 495-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure

The information contained in this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise incorporated by reference in any filing pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as shall be expressly set forth by specific references in such a filing. The furnishing of the information in this report, including the exhibits furnished herewith, is not intended to, and does not, constitute a determination or admission as to the materiality or completeness of such information. Unless the context otherwise requires, references in this current report on Form 8-K to the “Registrant,” “Company,” “we,” “our” and “us” refer to Station Casinos LLC and its consolidated subsidiaries.

Recent Developments

Although our results of operations for the quarter and twelve months ended December 31, 2013 are not yet available, the following reflects our current expectations for these periods:

•                        We expect net revenues to be in the range of $323 million to $333 million for the quarter ended December 31, 2013, an 8% increase from the mid-point of the range compared to $303 million for the quarter ended December 31, 2012; and Adjusted EBITDAM to be in the range of $107 million to $111 million for the quarter ended December 31, 2013, a 28% increase from the mid-point of the range compared to $85 million for the quarter ended December 31, 2012.  Same-store Las Vegas Adjusted EBITDAM for the quarter is expected to increase approximately 11% compared to the fourth quarter of 2012.

•                        We expect net revenues to be in the range of $1,255 million to $1,265 million for the year ended December 31, 2013, a 3% increase from the mid-point of the range compared to $1,229 million for the year ended December 31, 2012; and Adjusted EBITDAM to be in the range of $383 million to $387 million for the year ended December 31, 2013, a 11% increase from the mid-point of the range compared to $347 million for the year ended December 31, 2012.  Same-store Las Vegas Adjusted EBITDAM for the full year 2013 is expected to increase approximately 6% compared to the full year 2012.

At December 31, 2013, the outstanding principal balance of long-term debt was $2.16 billion, excluding a nonrecourse land loan of $110 million, and cash and cash equivalents were $138 million.  At December 31, 2013, our debt (net of excess cash) to Adjusted EBITDAM ratio is expected to be approximately 5.1x, including the pro forma impact of management fees from Graton Resort and Casino and excluding the nonrecourse land loan.

For the year ended December 31, 2013, we expect capital expenditures, net of construction payables, to be approximately $85 million to $90 million.

The estimates set forth above are based solely on currently available information, which is subject to change.  We have not finalized our financial statement closing process or the audit of financial statements for the year ended December 31, 2013.  During the course of this process we may identify items that would require us to make adjustments to our preliminary operating results described above.  As a result, the discussion above constitutes forward-looking statements and, therefore, we caution you that these statements are subject to risks and uncertainties, including possible adjustments to our preliminary operating results and the risk factors highlighted in our public filings.

Adjusted EBITDAM is a non-GAAP measure that is presented solely as a supplemental disclosure. The Company believes that Adjusted EBITDAM is a widely used measure of operating performance in our industry and as a principal basis for valuation of gaming companies. The Company believes that in addition to operating income, Adjusted EBITDAM is a useful financial performance measurement for assessing the operating performance of the Company because it provides information about the performance of the Company’s ongoing core operations excluding management fees, non-cash expenses, financing costs, and other non-operational or non-recurring items.  We define Adjusted EBITDAM as net income plus interest expense, net, depreciation and amortization, management fee expenses, development and preopening expenses,  charges relating to share-based compensation, impairment of goodwill, impairment of other assets, write-downs and other charges, net, loss on extinguishment of debt, gain on Native American development, changes in fair value of derivative instruments, and excluding Adjusted EBITDAM attributable to MPM non-controlling interests and Adjusted EBITDAM of Fertitta Interactive.  To evaluate Adjusted EBITDAM and the trends it depicts, the components should be considered. Each of these components can significantly affect the Company’s results of operations and should be considered in evaluating the Company’s operating performance, and the impact of these components cannot be determined from Adjusted EBITDAM. Further, Adjusted EBITDAM does not represent net income from operating, financing and investing activities as defined by generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income as an indicator of the Company’s operating performance. Additionally, Adjusted EBITDAM does not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. In addition, it should be noted that not all gaming companies that report EBITDAM or adjustments to this measure may calculate EBITDAM or such adjustments in the same manner as the Company, and therefore, the Company’s measure of Adjusted EBITDAM may not be comparable to a similarly titled measure used by other gaming companies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Station Casinos LLC

Date: February 18, 2014	By:	/s/ Marc J. Falcone
Marc J. Falcone
Executive Vice President, Chief Financial Officer